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                                                                                        EXHIBIT 11

                      AMERICAN BUILDINGS COMPANY AND SUBSIDIARIES

                           COMPUTATION OF EARNINGS PER SHARE
                    FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996

                         (In Thousands, Except Per Share Data)

                                      (Unaudited)
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                                                          THREE MONTHS ENDED     SIX MONTHS ENDED
                                                                JUNE 30,              JUNE 30,
                                                           -----------------     -----------------
                                                            1997       1996       1997       1996
                                                           ------     ------     ------     ------
PRIMARY EARNINGS PER SHARE:

   Net income ........................................     $4,357     $3,499     $5,872     $4,744
                                                           ======     ======     ======     ======
   Weighted average common and common
     equivalent shares outstanding ...................      5,305      5,869      5,310      6,024

   Add -- Dilutive effect of outstanding
     options (as determined by the application
     of the treasury stock method) ...................        353        379        351        367
                                                           ------     ------     ------     ------
   Weighted average common and common
     equivalent shares outstanding ...................      5,658      6,248      5,661      6,391
                                                           ======     ======     ======     ======
Primary earnings per share:

   Net income ........................................     $ 0.77     $ 0.56     $ 1.04     $ 0.74
                                                           ======     ======     ======     ======
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